Exhibit 3.1

HEALTHCARE TRIANGLE, INC.

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF

SERIES C CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Healthcare Triangle, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.00001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized by the provisions of the Certificate of Incorporation to fix the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences, of any series of Preferred Stock and the number of shares constituting any such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to this authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby adopts this Certificate of Designations, Rights, and Preferences (the “Certificate of Designation”) for the purpose of creating a series of Convertible Preferred Stock of the Corporation designated as Series C Preferred Stock, par value $0.00001 per share (the “Series C Convertible Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions of the Series C Preferred Stock as follows:

Section 1. Designation, Amount, Par Value and Stated Value. The series of preferred stock designated herein is Series C Convertible Preferred Stock and the number of shares so designated is Eighteen Thousand (23,000) shares. Each registered holder of Series C Convertible Preferred Stock is referred to herein as a “Holder.” Each share of Series C Convertible Preferred Stock has a par value of $0.00001 per share. The Series C Convertible Preferred Stock shall have a stated value of $1,000 per share (the “Stated Value”).

Section 2. No Maturity, Sinking Fund, Mandatory Redemption. Except as otherwise provided herein, the Series C Convertible Preferred Stock has no stated maturity and will not be subject to any sinking fund for the payment of the redemption price or mandatory redemption, and will remain outstanding indefinitely unless the Series C Convertible Preferred Stock is redeemed or otherwise repurchased in accordance with this Certificate of Designations. The Corporation is not required to set aside funds to redeem the Series C Convertible Preferred Stock.

Section 3. Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Series C Convertible Preferred Stock will rank: (i) senior to all other classes or series of capital stock of the Corporation now existing or hereafter authorized, classified or reclassified, and (ii) junior to all Indebtedness of the Corporation now existing or hereafter authorized (including Indebtedness convertible into Common Stock).

Section 4. Dividends. The holders of the Series C Convertible Preferred Stock shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

Section 5. Liquidation Preference. Upon liquidation, dissolution or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, each Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series C Convertible Preferred Stock if such shares had been converted to Common Stock immediately prior to such Liquidation, subject to the preferential rights of holders of any senior securities of the Corporation.

Section 6. Conversion.

(a)	Conversions at Option of Corporation. On or after the Stockholder Approval Date, each share of Series C Convertible Preferred Stock shall, at the option of the Corporation, be convertible into 430.2 shares of the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”). Upon any such conversion, the Corporation shall notify the Holder of the number of shares of Convertible Preferred Stock converted and the resulting number of shares of Conversion Shares issuable to the Holder. The conversion calculations made by the Corporation shall control in the absence of manifest or mathematical error.

“Conversion Shares” means with respect to the conversion of each share of Convertible Preferred Stock, 430.2 shares of Common Stock.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from the stockholders of the Corporation to consent to the conversion of all of the shares of Series C Convertible Preferred Stock into shares of Common Stock pursuant to Section 6 of this Certificate of Designation.

“Stockholder Approval Date” means the date on which Stockholder Approval is obtained.

(b)	Mechanics of Conversion

i.	Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series C Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series C Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

ii.	Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series C Convertible Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round up to the next whole share.

iii.	Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series C Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series C Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(c)	Status as Stockholder. Upon each Conversion Date (i) the shares of Series C Convertible Preferred Stock being converted shall be deemed converted into shares of Common Stock, and (ii) the Holder’s rights as a holder of such converted shares of Series C Convertible Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series C Convertible Preferred Stock.

Section 7. Certain Adjustments.

(a)	Stock Dividends and Stock Splits. If the Corporation, at any time while this Series C Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series C Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; or (B) subdivides outstanding shares of Common Stock into a larger number of shares, then the Conversion Shares shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). If the Corporation, at any time while this Series C Convertible Preferred Stock is outstanding combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares , then the Conversion Shares shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b)	Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8. Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or mailing address of such Holder appearing on the books of the Corporation, or if no such e-mail address or mailing address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Lost or Mutilated Series C Convertible Preferred Stock Certificate. If a Holder’s Series C Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c)	Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series C Convertible Preferred Stock granted hereunder may be waived as to all shares of Series C Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series C Convertible Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the holders of not less than such higher percentage shall be required.

(d)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g)	Status of Converted Series C Convertible Preferred Stock. If any shares of Series C Convertible Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed on its behalf by its undersigned Chief Financial Officer as of June 24, 2026.

By:	/s/ David Ayanoglou
	Name:	David Ayanoglou
	Title:	Chief Financial Officer

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